MIDDLESEX WATER COMPANY REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS

ISELIN, NJ, (October 30, 2009)   Middlesex Water Company (NASDAQ:MSEX) today reported operating results for the quarter ended September 30, 2009.

Third Quarter Operating Results
Consolidated operating revenues, for the third quarter of 2009, decreased by less than $0.2 million from the same period in 2008.  Revenues in the Middlesex system in New Jersey decreased $0.5 million as a result of abnormally lower water consumption across all customer classes.  In the third quarter, we experienced a 6.9% decline in water use by our general retail metered customers, which includes commercial and industrial customers.  Water consumption patterns for many larger industrial customers were lower than normal as a number of these businesses have reduced output from their individual production processes.  A significant factor impacting water consumption was unseasonably cool, wet weather patterns in the mid-Atlantic region which persisted throughout the quarter.   In the Tidewater Utilities system in Delaware, water consumption revenues decreased by $0.5 million, largely attributable to the same weather patterns.  Revenues improved $0.7 million in that system, a result of interim rates which took effect in March 2009 and customer growth.   Revenues from our contract operations business rose $0.2 million, due mostly to higher pass-through charges and scheduled management fee increases.  Higher expenses offset higher revenues realized with the pass-through charges.
Middlesex Water Company CEO, Dennis W. Doll, said, “A pattern of below normal water consumption as a result of abnormally cool, wet weather continued in the third quarter in the Northeast.  This pattern, coupled with the continued economic challenges of a number of our customers, particularly our commercial and industrial customers who are substantial water users, has characterized 2009 as a year of unprecedented anomalies.  It is in unusual times like these that we are reminded of the strong regulatory framework that is in place to help instill confidence in our customers and our investors that not only does service reliability and related quality remain a constant but also, that our regulated utility business model is designed to help mitigate the short-term financial challenges resulting from aberrations such as abnormal weather and a difficult economy. To mitigate rising unit costs in power, fuel and chemicals and other related operating costs, and to recover $39.0 million of investments in infrastructure in the past two years, Middlesex Water filed a request for rate relief with the New Jersey Board of Public Utilities in August for an overall increase of approximately $15.1 million over current revenues.  We continue to develop opportunities for profitable growth and to carefully manage our costs as we work through the various challenges and opportunities.”
Net income declined from $4.7 million to $4.0 million.   Diluted earnings per share decreased to $0.29 for the three months ended September 30, 2009, compared to $0.35 for the same period in 2008.
Operation and maintenance expenses for the three months ended September 30, 2009 increased $0.7 million or 5.7%.  Labor costs increased $0.3 million due to increases in wages and resources necessary to meet the growing needs of our Delaware service territory.  Despite lower water production due to unfavorable weather patterns and economic conditions, costs for chemicals and residual disposals rose $0.4 million over the same period in 2008.  This was attributable to unit cost rate increases and significant rainfall which necessitated more water treatment.
Nine Month Operating Results
Operating revenues for the nine months ended September 30, 2009 decreased $0.4 million or less than 1.0% from the same period in 2008. Operation and maintenance expenses increased $2.8 million or 7.7%.  Net income decreased $2.1 million or 19.9%. Diluted earnings per share decreased to $0.60 for the nine months ended September 30, 2009 compared to $0.75 for the same period in 2008.

Board Increases Quarterly Dividend
The Company’s Board of Directors approved an increase in the Company's quarterly cash dividend to $0.1800 from $0.1775.  The new dividend rate is payable December 1, 2009 to shareholders of record as of November 13, 2009. This dividend increase raises the annual dividend to $0.72 from $0.71 per share of common stock.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company’s newly amended Dividend Reinvestment and Common Stock Purchase Plan, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating Revenues	$ 25,498	$ 25,653	$ 69,164	$ 69,543

Operating Expenses:
Operations	12,195	11,579	35,725	33,299
Maintenance	1,090	995	3,497	3,102
Depreciation	2,174	1,987	6,370	5,872
Other Taxes	2,715	2,708	7,699	7,715

Total Operating Expenses	18,174	17,269	53,291	49,988

Operating Income	7,324	8,384	15,873	19,555

Other Income (Expense):
Allowance for Funds Used During Construction	245	180	727	445
Other Income	432	150	760	668
Other Expense	(31)	(12)	(49)	(169)

Total Other Income, net	646	318	1,438	944

Interest Charges	1,791	1,838	4,949	5,161

Income before Income Taxes	6,179	6,864	12,362	15,338

Income Taxes	2,152	2,149	4,128	5,054

Net Income	4,027	4,715	8,234	10,284

Preferred Stock Dividend Requirements	52	52	156	166

Earnings Applicable to Common Stock	$ 3,975	$ 4,663	$ 8,078	$ 10,118

Earnings per share of Common Stock:
Basic	$ 0.30	$ 0.35	$ 0.60	$ 0.76
Diluted	$ 0.29	$ 0.35	$ 0.60	$ 0.75

Average Number of
Common Shares Outstanding :
Basic	13,458	13,350	13,435	13,291
Diluted	13,720	13,617	13,698	13,601

Cash Dividends Paid per Common Share	$ 0.1775	$ 0.1750	$ 0.5325	$ 0.5250